Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT
AMENDMENT NO. 1

This Amendment No. 1 (this “Amendment”) to the Employment Agreement, dated September 29, 2006 (the “Employment Agreement”), among UAL Corporation, a Delaware corporation (“UAL”), United Air Lines, Inc., a Delaware corporation (“UA”, UAL and UA sometimes collectively referred to herein as “United”), and Peter D. McDonald (the “Executive”) is made as of this 15th day of May, 2008.

WHEREAS the Executive recently assumed a new role with United as its Executive Vice President and Chief Administrative Officer and will no longer serve as United’s Executive Vice President and Chief Operating Officer;

WHEREAS United desires to continue the employment of the Executive in such new role and to continue to benefit from the Executive’s services, and the Executive desires to continue such employment, on the terms and conditions hereinafter set forth;

WHEREAS United and the Executive also wish to amend the Employment Agreement in order to address the requirements of Section 409A of the Code;

WHEREAS, pursuant to Section 10(e) of the Employment Agreement, the Employment Agreement may be modified or amended by a writing signed by United and the Executive; and

WHEREAS, pursuant to Section 10(n) of the Employment Agreement, United may make necessary amendments to the Employment Agreement for the limited purpose of, and solely to the extent necessary to avoid imposition of penalties and additional taxes upon the Executive under Section 409A of the Code;

NOW THEREFORE, for good and valuable consideration, which is hereby acknowledged and agreed by the undersigned, each of UAL, UA and the Executive (each a “party”) agrees as follows (capitalized terms not otherwise defined herein shall have the meaning assigned thereto in the Employment Agreement):

1.             Amendment to Section 1(a).  Section 1(a) of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“Subject to all of the terms and conditions of this Agreement, United agrees to continue to employ the Executive as its Executive Vice President and Chief Administrative Officer for the Employment Period (as defined in Section 2) and the Executive agrees to remain employed by United during such period.”

2.             Amendment to Section 1(b).  The first sentence of Section 1(b) of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“On and after the date of the amendment to the Employment Agreement, dated as of May 15, 2008 (the “Amendment”), as Executive Vice President and Chief Administrative Officer of United, the Executive shall be responsible for the following areas:  customer experience; human resources; labor relations; employee experience; safety and security; industry, environmental, corporate and governmental affairs; and information systems; provided that (i) the Executive will perform such other duties as he is reasonably directed to perform by the Chief Executive Officer of United consistent with the Executive’s positions as Executive Vice President and Chief Administrative Officer of United, and (ii) following the date of the Amendment, the Chief Executive Officer of United may determine that the Executive shall cease to be responsible for one or more of the foregoing areas, so long as the Executive’s level of overall responsibility with respect to the Company shall remain commensurate with the Executive’s level of responsibility as in effect on the date of the Amendment.”

3.             Amendment to Section 3(b). The last sentence of Section 3(b) of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“The annual bonus under this Section 3(b) will hereinafter be referred to as the “Annual Bonus” and will be paid at such time and in such manner as set forth in the applicable annual incentive compensation plan documents.”

4.             Amendment to Section 3(e)(A).  Section 3(e)(A) of the Employment Agreement shall be amended by inserting the following text immediately following the first sentence thereof:

“In consideration for the Executive’s agreeing to remain employed by the Company notwithstanding the change in his title from Chief Operating Officer to Chief Administrative Officer, as soon as practicable following the date of the Amendment (but in no event later than 30 days thereafter), United will cause an additional amount equal to $820,000 to be deposited in the Executive’s name under the Secular Trust.  Following the date of the Amendment, for purposes of this Agreement, the term “Retention Payment” shall mean the original amount of the Retention Payment plus such additional amount.”

5.             Amendment to Section 3(e)(B).  Section 3(e)(B) of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“Subject to the terms and conditions of this Section 3(e)(B) and except as otherwise provided herein or in Section 3(e)(C) or (D), the Executive’s rights with respect to 100% of the assets then held by the Secular Trust shall become vested on February 1, 2009 (the “Vesting Date”), provided that, except as set forth in the immediately following sentence, in order for the Executive’s rights with respect to the Secular Trust to become vested, the Executive must remain actively employed by United until the Vesting Date.  If, prior to the Vesting Date, the Executive’s employment under this Agreement is terminated involuntarily for any reason other than Cause (as defined in Section 4(c)), including as a result of the Executive’s death or Disability (as defined in Section 4(b)), or if the Executive resigns for Good Reason (as defined in Section 4(d), as modified by the Amendment), subject to Section 5(k), the Executive’s rights with respect to all assets then held by the Secular Trust shall become immediately vested as of the date that the Release described in Section 5(k) becomes effective and irrevocable (the “Release Effective Date”).  For the avoidance of doubt, if, prior to the Vesting Date, the Executive’s employment under this Agreement is terminated involuntarily for Cause or if the Executive resigns without Good Reason, the Executive’s rights with respect to all unvested assets then held by the Secular Trust shall immediately terminate as of the Termination Date and the Executive shall be entitled to no further payments or benefits with respect to the unvested portion of the Retention Payment.  In the event that the Executive’s rights with respect to the assets of the Secular Trust become vested pursuant to this Section 3(e)(B), the Executive will be entitled to distribution of such assets not later than 30 days following the date the Executive’s rights thereto become vested.”

6.             Amendment to Section 3(e)(E).  The first and second sentences of Section 3(e)(E) of the Employment Agreement shall be amended and restated in their entirety to read as follows:

“In addition to the foregoing, United will pay to the Executive an additional amount (such amount, an “Additional Payment”) such that, after payment by, or on behalf of, the Executive of all income and employment taxes with respect to any vested portion of the Retention Payment, including any income and employment taxes imposed upon the Additional Payment, the Executive retains an amount with respect to such vested portion of the Retention Payment equal to the aggregate amount of such taxes imposed on such vested portion of the Retention Payment; provided, however, that United shall only be obligated to provide the Executive with Additional Payments with respect to that portion of the Retention Payment that does not exceed $3,420,000 in the aggregate.  Any Additional Payment will be paid as soon as practicable following the Executive’s delivery to United of documentation sufficient to demonstrate the Executive’s entitlement to such Additional Payment, but in no event later than the end of the year following the year in which Executive pays (or the Trustee remits) the related tax.

7.             Addition of New Section 3(e)(F).  The following text shall be inserted as new Section 3(e)(F) of the Employment Agreement:

“In consideration for the Executive’s agreeing to remain employed by the Company notwithstanding the change in his title from Chief Operating Officer to Chief Administrative Officer, as soon as practicable following the date of the Amendment (and in no event later than 30 days thereafter), the Company shall pay to the Executive a lump-sum cash payment in an amount equal to $1,359,750, and following the date of the Amendment, the Executive shall have no further rights with respect to former Sections 5(d)(B) and (C) of this Employment Agreement and shall not be entitled to any severance payments from the Company under any other severance plan, program, policy, agreement or arrangement, except as specifically provided in Sections 3(e)(B) and 5(e)(ii) of this Agreement.”

8.             Amendment to 3(f).  Section 3(f) of the Employment Agreement shall be amended by inserting the following text at the end thereof:

“To the extent payments under any perquisite program or policy are subject to Section 409A of the Code, the reimbursement of expenses or in-kind benefits provided thereunder during a year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.  In no event shall such an expense be reimbursed after the last day of the year following the year in which the expense was incurred.  The right to such reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

9.             Amendment to Section 3(g).  Section 3(g) of the Employment Agreement shall be amended by inserting the following text at the end thereof:

“The reimbursement of expenses during a year will not affect the expenses eligible for reimbursement in any other year.  In no event shall such an expense be reimbursed after the last day of the year following the year in which the expense was incurred.  The right to such reimbursement is not subject to liquidation or exchange for another benefit.”

10.           Amendment to Section 4(d).  Section 4(d) of the Employment Agreement shall be amended by inserting the following text at the end thereof:

“Notwithstanding the foregoing, the Executive must give notice to United within 120 days of the occurrence of the event giving rise, or events which in the aggregate give rise (or within 120 days after the date he learns or reasonably should have learned of such event or events, if later), to the Good Reason event to terminate his employment for Good Reason based on such event(s).  During the notice period (which shall not be less than 30 days), United shall have the opportunity to substantially correct the condition that caused the Good Reason, in which case Good Reason shall no longer exist with respect to such condition.  In addition, for the avoidance of doubt, the parties hereby agree that the Executive shall not be entitled to resign for Good Reason as a result of any changes to the Executive’s position, status, office, title, authority, duties or responsibilities that are consistent with Section 1(b) of this Agreement (as modified by the Amendment) and that such changes shall be deemed not to constitute a diminution in such position, authority, duties or responsibilities.”

11.           Amendment to Section 4(e).  The definition of “Change of Control” set forth in Section 4(e) shall be amended and restated in its entirety to read as follows:

“Change of Control” means a “Change of Control”, “Change in Control” or similar defined term that means a change in ownership or effective control of the Company, in each case, as defined in any employment or severance agreement that is entered into following the date of the Amendment between the Company and any Executive Vice President of UAL (other than the Executive) that provides for enhanced severance or termination benefits in the event of a termination of such Executive Vice President’s employment following a change of control of the Company (any such agreement, an “EVP Change of Control Agreement”).

12.           Amendment of Section 4(g).  The proviso of the first sentence of Section 4(g) shall be amended to read as follows:

“provided that if, within thirty (30) days after any Notice of Termination is given with respect to a termination for Cause, a termination for Good Reason or a termination for Disability, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date will be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), but in no event will the Termination Date be later than the latest possible date that would allow sufficient time for both (A) the Release Effective Date to occur following the Termination Date and (B) any applicable payments to be made or commence within the period specified in Section 5(k) of this Agreement.”

13.           Amendment of Sections 5(d)(B) and (C).  Sections 5(d)(B) and (C) shall be deleted in their entirety.

14.           Amendment of Sections 5(e)(ii) and (iii).  Sections 5(e)(ii) and (iii) of the Employment Agreement shall be amended and restated in their entirely to read as follows:

“(ii)  subject to Section 5(k), in lieu of further payments of Base Salary and Annual Bonus to the Executive for periods subsequent to the Termination Date, United will, within ten (10) business days after the Termination Date, make a lump sum cash payment to the Executive in an amount that is equal to the excess (if any) of (A) the value of any cash severance that would be payable if the Executive were entitled to cash severance under the formula set forth in any EVP Change of Control Agreement (but based on the Executive’s compensation, rather than the compensation of any other Executive Vice President) over (B) the Special Retention Payment (as defined in Section 5(g)(v)); and

(iii)  subject to Section 5(k), United will continue to provide the Executive and the Executive’s family with welfare and other employee benefits on the same basis as would apply to the Executive and/or the Executive’s family if the Executive were entitled to such benefits following the Termination Date pursuant to any EVP Change of Control Agreement (but based on the welfare and other employee benefits provided to the Executive, rather than the benefits provided to any other Executive Vice President) for a period of time equal to the period of time set forth in the EVP Change of Control Agreement, except as would result in the duplication of any benefit that the Executive and/or the Executive’s family would be or become entitled to receive from United under any other plan, program, policy, agreement or arrangement, and provided that (A) no reimbursement of expenses or in-kind benefit that the Executive becomes entitled to receive pursuant to this Section 5(e)(iii) shall be subject to liquidation or exchange for another benefit, (B) the reimbursement of expenses or in-kind benefits provided hereunder during a year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (C) any such reimbursements shall be made no later than the end of the year following the year in which the relevant expenses were incurred.

For the avoidance of doubt, in no event will the Executive become entitled to payments and/or benefits pursuant to more than one EVP Change of Control Agreement, and in the event that no EVP Change of Control Agreements are in effect as of the date on which the Executive’s employment with the Company terminates, then as of such date, Sections 5(e)(ii) and (iii) of this Agreement shall be immediately void and of no further force or effect.”

15.           Amendment to Section 5(g).  Section 5(g) of the Employment Agreement shall be amended to add the following paragraphs (iv) and (v) to read as follows:

“(iv)  In no event shall any Gross-Up Payment hereunder be made later than the end of the year following the year in which the Executive pays (or United remits) the applicable tax.

(v)  In the event that the Executive becomes subject to the Excise Tax with respect to (i) the $820,000 Retention Payment described in Section 3(e)(A), (ii) the Additional Payment with respect to such $820,000 Retention Payment described in Section 3(e)(E) or (iii) the $1,359,750 payment described in Section 3(e)(F) (such payments, collectively, the “Special Retention Payment”), then notwithstanding Section 5(g)(i) but subject to the other provisions of this Section 5(g) (including, without limitation, the Floor Amount), the Executive shall become entitled to a Gross-Up Payment with respect to the portion of the Special Retention Payment that is subject to the Excise Tax without regard to whether or not his employment has terminated.  In the event that the Executive becomes entitled to a Gross-Up Payment while he is still employed by the Company, the Executive will become entitled to such Gross-Up Payment only with respect to that percentage of the Excise Tax on the Special Retention Payment that is equal to the percentage of the Total Payments that is attributable to the Special Retention Payment, provided that, in no event will the foregoing provision limit the Executive’s rights with respect to the Gross-Up Payment in the event of any termination of the Executive’s employment, as set forth in this Section 5(g).”

16.           Amendment to Section 5(k).  Section 5(k) of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“Notwithstanding any provision of this Agreement to the contrary, United shall not be obligated to make any payments or provide any benefits described in Sections 5(e)(ii) and (iii), as applicable, and the Executive shall not be entitled to any accelerated vesting of the Retention Payment pursuant to Section 3(e)(B), unless and until such time as the Executive (or the Executive’s estate or legal representative, if applicable) has executed a waiver and release of claims substantially in the form attached as Exhibit B to this Agreement (the “Release”), and the Release has become effective and irrevocable in accordance with its terms.  In addition, in consideration for the payment of any portion of the Special Retention Payment that is made to the Executive prior to termination of his employment, in the event that the Executive’s employment terminates for any reason during or after the Employment Period, the Executive hereby agrees that, within 60 days following the date the Release is furnished to the Executive in accordance with this Section 5(k), either (i) the Release Executive Date shall occur or (ii) the Executive shall pay the Company an amount in cash equal to the sum of (A) the aggregate value of the portion of the Special Retention Payment that was paid to the Executive prior to the

Termination Date plus (B) the aggregate value of any portion of the Retention Payment that was paid to the Executive following the date of the Amendment but prior to the Termination Date.  The Release shall be furnished to the Executive by the Company as soon as practical after the date on which the Company or the Executive receives the Notice of Termination.  Unless forfeited hereunder, any applicable payments will be made or commence during the same calendar year as the Executive’s termination, or if later, by the 15th day of the third calendar month following the termination of employment.  In no event will the Executive be permitted to designate the calendar year of payment.”

17.           Amendment to Section 8(a).  Section 8(a) of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“a.           Limitation on Application.  Upon termination of the Executive’s employment with the Company for any reason, regardless of whether such termination occurs during or after the Employment Period, the terms of this Section 8 shall become effective.”

18.           Amendment to Section 9(a).  Section 9(a) of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“a.           Non-Compete; Non-Solicitation.  Without the consent in writing of the Board, during the Employment Period and, upon termination of the Executive’s employment with the Company for any reason during or after the Employment Period, for a period of two years after such termination, (i) the Executive will not become a consultant to, or an officer, employee, agent, advisor, principal, partner, director or substantial stockholder of any airline, air carrier, or any company or other entity affiliated, directly or indirectly, with another airline or air carrier, including holding company thereof, and (ii) the Executive will not, directly or indirectly, for the benefit of any airline or air carrier or any company or other entity affiliated, directly or indirectly, with another airline or air carrier other than United, solicit the employment or services of, hire, or assist in the hiring of any person who is employed as a management employee.”

19.           Amendment of Section 10(c).  Section 10(c) of the Employment Agreement shall be amended by adding the following text at the end thereof:

“United shall reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and drafting of the Amendment, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any tax imposed on the Executive as a result of payment by United of such legal fees and expenses.  In no event shall such reimbursement of legal fees be made later than the end of the year following the year in which Executive incurs the fees, and in no event shall the payment of any gross-up amounts paid with respect to the reimbursement of legal fees be made later than the end of the year following the year in which the Executive pays (or United remits) the applicable tax.”

20.           Amendment of Section 10(g).  Section 10(g) of the Employment Agreement shall be amended by adding the following as the penultimate sentence thereto:

“Any such reimbursement of attorneys’ fees and costs to the Executive under the preceding sentences will be made no later than the end of the year following the year in which the Executive prevails in such arbitration or litigation, as applicable.”

21.           Amendment of Section 10(n).  Section 10(n) of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“It is the intention of United and the Executive that the provisions of this Agreement comply with Section 409A of the Code (“Section 409A”) in a manner that does not impose additional taxes, interest or penalties upon the Executive pursuant to Section 409A, and all provisions of this Agreement will be construed and interpreted in a manner consistent with Section 409A and this Section 10(n).  Each of the payments of severance and continued benefits under Section 5 above are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B).  As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the applicable year of termination, (B) any additional payments that are made on or before the last day of the second calendar year following the year of Executive’s termination (other than due to Retirement) and do not exceed the lesser of two times his rate of pay or two times the limit under Code Section 401(a)(17) then in effect, and (C) any payments of continued medical benefits that are made during the applicable COBRA continuation period, are exempt from the requirements of Code Section 409A.  As Executive is designated as a “specified employee” within the meaning of Code Section 409A, to the extent the payments to be made during the first six month period following Executive’s separation from service (within the meaning of Section 409A) exceed such exempt amounts, the payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after Executive’s termination.  Any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of employment shall only be paid or provided to the Executive to the extent such termination constitutes a separation from service (within the meaning of Section 409A).  Except as specifically provided in Sections 3(e)(v), 5(g)(ii) and 10(c), the Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Agreement (including any taxes arising under Section 409A), and United shall not have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes.”

22.           Full Force and Effect.  For the avoidance of doubt, except to the extent expressly modified by this Amendment, all terms of the Employment Agreement will remain in full force and effect.

23.           Governing Law.  This Amendment will be governed by, construed and interpreted in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

24.           Entire Agreement.  This Amendment, together with the Employment Agreement and the trust agreement, contains the entire agreement between United and the Executive concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between United and the Executive with respect hereto.  The Executive acknowledges and agrees that this Amendment constitutes an amendment to the Employment Agreement in respect of the Executive’s participation and rights to any benefits thereunder.  This Amendment may not be modified or amended except by a writing signed by each of the parties hereto.

25.           Successors and Assigns.  This Amendment will be binding on (a) the Executive and the Executive’s estate and legal representatives and (b) United and its successors and assigns.

26.           Counterparts.  This Amendment may be executed in two or more counterparts (including via facsimile), each of which will be deemed an original but all of which together will be considered one and the same agreement.

IN WITNESS WHEREOF, United and the Executive have executed this Amendment as of the date first above written.

UAL CORPORATION,

By:	/s/ Paul R. Lovejoy
Name:	Paul R. Lovejoy
Title:	Senior Vice President,
General Counsel and Secretary

UNITED AIR LINES, INC.,

By:	/s/ Paul R. Lovejoy
Name:	Paul R. Lovejoy
Title:	Senior Vice President,
General Counsel and Secretary

EXECUTIVE,

/s/ Peter D. McDonald
Peter D. McDonald